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                                                                    EXHIBIT 12.1

                       HYPERION TELECOMMUNICATIONS, INC.

 CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                 DIVIDENDS

                             (DOLLARS IN THOUSANDS)

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                                                                                              PRO FORMA
                                                                         PRO FORMA   THREE      THREE
                                                                           YEAR      MONTHS    MONTHS
                                    YEAR ENDED MARCH 31,                   ENDED     ENDED      ENDED
                          ---------------------------------------------  MARCH 31,  JUNE 30,  JUNE 30,
                           1993     1994     1995      1996      1997      1997       1997      1997
                          -------  -------  -------  --------  --------  ---------  --------  ---------
Loss before Income
 Taxes, Equity in Net
 Loss of Joint Ventures
 and Cumulative Effect
 of Change in Accounting
 Principle..............  $  (881) $(4,294) $(5,922) $ (9,525) $(23,065) $(53,690)  $(10,726) $(18,382)
Add:
Equity in Net Loss of
 Joint Ventures.........     (194)    (528)  (1,799)   (4,292)   (7,223)   (7,223)    (2,540)   (2,540)
Fixed Charges, Excluding
 Capitalized Interest...       --    2,164    3,321     6,088    28,377    59,002      8,077    15,733
                          -------  -------  -------  --------  --------  --------   --------  --------
Net Loss Available for
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............   (1,075)  (2,658)  (4,400)   (7,729)   (1,911)   (1,911)    (5,189)   (5,189)
                          -------  -------  -------  --------  --------  --------   --------  --------
Combined Fixed Charges
 and Preferred Stock
 Dividends:
  Interest Expense......       --    2,164    3,321     6,088    28,377    59,002      8,077    15,733
  Preferred Stock
   Dividends............       --       --       --        --        --    27,000         --     6,400
                          -------  -------  -------  --------  --------  --------   --------  --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends........       --    2,164    3,321     6,088    28,377    86,002      8,077    22,133
                          -------  -------  -------  --------  --------  --------   --------  --------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............       --       --       --        --        --        --         --        --
Deficiency in Earnings
 Required
 to Cover Combined Fixed
 Charges and Preferred
 Stock Dividends........  $(1,075) $(4,822) $(7,721) $(13,817) $(30,288) $(87,913)  $(13,266) $(27,322)
                          =======  =======  =======  ========  ========  ========   ========  ========
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